EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

CONTACTS:

Corinne Ervin

512-391-3907

The Ruth Group

Nick Laudico / Zack Kubow

646-536-7030 / 7020

ARTHROCARE REPORTS FOURTH QUARTER AND

FULL YEAR 2010 FINANCIAL RESULTS

Austin, Texas — February 14, 2011 — ArthroCare Corp. (NASDAQ: ARTC), a leader in developing state-of-the-art, minimally invasive surgical products, announced its financial results for the fourth quarter and year ended December 31, 2010, as follows:

FOURTH QUARTER 2010 HIGHLIGHTS

•                  Total revenue of $92.6 million from continuing operations

•                  Product margin of 69.0 percent

•                  Operating income of $14.8 million, or operating margin of 15.9 percent

•                  Net income applicable to common stockholders of $10.1 million, or $0.30 per diluted share

FULL YEAR 2010 HIGHLIGHTS

•                  Total revenue of $355.4 million from continuing operations

•                  Product margin of 67.3 percent

•                  Operating income of $54.3 million, or operating margin of 15.3 percent

•                  Net income applicable to common stockholders of $33.8 million, or $1.02 per diluted share

In the fourth quarter of 2010, management determined that the Company’s non-Coblation spine products met the criteria under generally accepted accounting principles to be reported as discontinued operations. The Company’s non-Coblation spine products consist of its Parallax and Contour product lines.  As a result of this determination, reported product sales for the years ended December 31, 2010 and 2009 have been reduced by $5.9 million and $7.5 million, respectively and product sales in the fourth quarter of 2010 and 2009 have been reduced by $1.3 million and $1.6 million, respectively.  The impact from these discontinued product lines on the Company’s current and previously reported net income (loss) in all periods is separately reported as “Loss from discontinued operations, net of taxes” in its Consolidated Statements of Operations.  Net assets of $3.1 million identifiable with these discontinued product lines is reported in the Company’s December 31, 2010 Consolidated Balance Sheet as “Assets held for sale”.

REVENUE

Total revenue from continuing operations for the fourth quarter of 2010 was $92.6 million, compared to $90.9 million for the fourth quarter of 2009.

Sports Medicine product sales increased $0.8 million, or 1.3 percent, in the fourth quarter of 2010 compared to the same period in 2009.  Products sales increased $2.4 million in International markets, partially offset by declines of $0.4 million, or 1.0 percent, in the Company’s proprietary product sales in the Americas and $1.3 million in contract manufacturing volume pursuant to the Company’s existing supply and distribution agreement with Smith & Nephew.

ENT product sales increased $2.8 million, or 13.2 percent, in the fourth quarter of 2010 compared to the same period of 2009, as a result of increased Coblation product sales volumes, increased Rapid Rhino product sales volumes, and higher average sales prices in the Americas. International product sales increased, particularly due to increased market penetration in the Asia Pacific region.

Other product sales, which consist principally of spine product sales, declined $0.8 million in the fourth quarter of 2010 compared to the same period of 2009.

Had the same foreign currency rates been in effect in the quarter ended December 31, 2010 as were in effect in the same quarter in 2009, the U.S. dollar reported value of product sales would have been lower by $0.7 million for the quarter ended December 31, 2010.

Total revenue from continuing operations for the full year in 2010 was $355.4 million, compared to $324.1 million for 2009.

Product sales in Sports Medicine increased $22.3 million, or 10.6 percent, for the year ended December 31, 2010 compared to 2009.  Contract manufacturing sales pursuant to the Company’s supply and distribution agreement with Smith & Nephew increased $13.2 million.  Sports Medicine product sales for the Americas included the recognition of $6.6 million of product sales from prior periods that were deferred pending resolution of certain contract issues with customers which were resolved in the first quarter of 2010. Excluding the impact from recognition of deferred revenue, Americas Sports Medicine proprietary product sales declined $6.1 million, or 4.2 percent.  Approximately half of this decline is attributed to lower volume due to an overall slowdown in the underlying Sports Medicine procedure utilization in the United States and half related to lower average sales prices. The decline in the Americas was offset by higher International product sales, which increased $8.6 million, or 13.7 percent in 2010 compared to 2009, primarily due to volume increases in the Company’s direct markets.

ENT product sales increased $8.6 million, or 10.1 percent, in 2010 compared to 2009 as a result of increased Coblation product sales volumes, increased Rapid Rhino product sales volumes and higher average sales prices in the Americas.  International product sales increased due to market penetration expansion, particularly in the Asia Pacific region.

Other product sales declined $0.6 million in 2010 compared to 2009.

During the year ended December 31, 2010, changes in foreign currency rates did not have a material effect on the comparison of 2010 product sales to 2009.

GROSS PRODUCT MARGIN

Gross product margin was 69.0 percent and 71.2 percent for the fourth quarters of 2010 and 2009, respectively, and 67.3 percent and 70.5 percent for the years ended December 31, 2010 and 2009, respectively.  Gross product margin in the fourth quarter of 2010 was lower than the fourth quarter of 2009 due to charges recorded to reduce the carrying value of inventory as the Company chose to de-emphasize certain handhelds and instrumentation sets associated with its Sports Medicine Atlantech product line.

Gross product margin for the full year of 2010 was lower than 2009 due to a higher proportion of contract manufactured product sales, which generally realize lower product margins, and adjustments made to the carrying value of inventory, such as discussed above.

INCOME FROM OPERATIONS

Income from operations for the fourth quarter of 2010 was $14.8 million compared to $10.7 million for the same period in 2009. The increase was the result of lower investigation and restatement related expenses, partially offset by charges recorded to further restructure the Company’s spine marketing and distribution organization in the Americas.

For the full year in 2010, income from operations was $54.3 million compared to income from operations of less than $0.1 million for 2009. The increase was the result of higher revenue and lower operating expenses.  Investigation and restatement related expenses were $28.8 million lower and sales and marketing and general and administrative expenses declined by $6.7 million and $7.5 million, respectively, in 2010 compared to 2009.  The decrease in sales and marketing expenses was a result of lower product demonstration costs, a decrease in bad debt allowance requirements due to improved cash collections of accounts receivable, and a decline in sales expenses associated with the Company’s spine products following an initial restructuring of its Americas sales organization in 2009.  Moreover, contract manufactured product sales did not incur direct sales and marketing costs, such as commission expense. The reduction in general and administrative expenses was a result of lower legal fees after the completion of the arbitration matter involving Gyrus and Ethicon in December 2009.

NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS

In the fourth quarter of 2010, net income applicable to common stockholders was $10.1 million or $0.31 per diluted share, compared to $7.1 million, or $0.21 per diluted share, for the fourth quarter of 2009.

For the year ended December 31, 2010, net income applicable to common stockholders was $33.8 million, or $1.02 per diluted share, compared to a loss for the year ended December 31, 2009 of $33.8 million, or ($1.26) per share.

BALANCE SHEET AND CASH FLOWS

Cash and cash equivalents increased $75.1 million to $132.5 million as of December 31, 2010 from $57.4 million at December 31, 2009.

Cash flows provided by operating activities for the year ended December 31, 2010 was $82.6 million compared to $19.5 million for the year ended December 31, 2009.  Accounts receivable, net increased $3.1 million and net inventory balances decreased approximately $14.5 million from December 31, 2009.

CONFERENCE CALL

ArthroCare will hold a conference call to present these results at 8:30 a.m. ET/5:30 a.m. PT to review the results. To participate in the live conference call dial 800-945-8198.  A live and on-demand webcast of the call will be available on ArthroCare’s Web site at www.arthrocare.com.  A telephonic replay of the conference call can be accessed by dialing 800-633-8284 and entering pass code number 21510984.  The replay will remain available through February 28, 2011.

ABOUT ARTHROCARE

ArthroCare develops and manufactures surgical devices, instruments, and implants that strive to enhance surgical techniques as well as improve patient outcomes.  Its devices improve many existing surgical procedures and enable new minimally invasive procedures.  Many of ArthroCare’s devices use its internationally patented Coblation® technology. This technology precisely dissolves target tissue and limits damage to surrounding healthy tissue. ArthroCare also develops surgical devices utilizing other patented technology including its OPUS® line of fixation products as well as re-usable surgical instruments.  ArthroCare is leveraging these technologies in order to offer a comprehensive line of surgical devices to capitalize on a multi-billion dollar market opportunity across several surgical specialties, including its two core product areas consisting of Sports Medicine and Ear, Nose, and Throat as well as other areas such as spine, wound care, urology and gynecology.

FORWARD-LOOKING STATEMENTS

The information provided herein includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on beliefs and assumptions by management and on information currently available to management. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Additional factors that could cause actual results to differ materially from those contained in any forward-looking statement include, without limitation: the ability of the Company to fulfill its obligations with respect to the rights of the holders of the Series A Convertible Preferred Stock, including but not limited to the redemption rights and registration rights of the holders of the Series A Convertible Preferred Stock; the resolution of litigation pending against the Company; the Company’s ability to design or improve internal controls to address issues detected in its reviews of internal controls and insurance reimbursement practices or by management in its reassessment of the Company’s internal controls; the impact upon the Company’s operations of legal compliance matters or internal controls review, improvement and remediation; the ability of the Company to control expenses relating to legal compliance matters or internal controls review, improvement and remediation; the Company’s ability to remain current in its periodic reporting requirements under the Exchange Act and to file required reports with the Securities and Exchange Commission on a timely basis; the results of the investigation being conducted by the United States Department of Justice; the impact on the Company of additional civil and criminal investigations by state and federal agencies and civil suits by private third parties involving the Company’s financial reporting and its previously announced restatement and its insurance billing and healthcare fraud-and-abuse compliance practices; the ability of the Company to attract and retain qualified senior management and to prepare and implement appropriate succession planning for its Chief Executive Officer; general business, economic and political conditions; competitive developments in the medical devices market; changes in applicable legislative or regulatory requirements; the Company’s ability to effectively and successfully implement its financial and strategic alternatives, as well as business strategies, and manage the risks in its business; and the reactions of the marketplace to the foregoing.

ARTHROCARE CORPORATION

Consolidated Balance Sheets

(in thousands, except par value data)

	December 31, 2010	December 31, 2009

ASSETS
Current assets:
Cash and cash equivalents	$132,536	$57,386
Accounts receivable, net of allowances of $2,445 and $4,069 at 2010 and 2009, respectively	48,870	45,789
Inventories, net	34,087	48,628
Deferred tax assets	24,661	12,983
Prepaid expenses and other current assets	4,424	6,563
Assets held for sale	3,081	—
Total current assets	247,659	171,349

Property and equipment, net	41,582	47,386
Intangible assets, net	10,733	17,975
Goodwill	119,020	119,076
Deferred tax assets	16,019	30,526
Other assets	4,182	4,816
Total assets	$439,195	$391,128

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,819	$14,299
Accrued liabilities	40,197	46,077
Deferred tax liabilities	149	3
Deferred revenue	—	4,508
Income tax payable	1,555	195
Total current liabilities	55,720	65,082

Deferred tax liabilities	213	303
Other non-current liabilities	13,766	4,844
Total liabilities	69,699	70,229

Series A 3% Redeemable Convertible Preferred Stock, par value $0.001; Authorized: 100 shares; Issued and outstanding: 75 shares at 2009 and none at 2008.	73,768	70,504

Stockholders’ equity:
Preferred stock, par value $0.001; Authorized: 4,900 shares; Issued and outstanding: none	—	—
Common stock, par value $0.001; Authorized: 75,000 shares; Issued: 31,102 and 30,905 shares; Outstanding: 27,112 and 26,886 shares, at December 31, 2010 and 2009, respectively	27	27
Treasury stock: 3,990 and 4,019 shares at December 31, 2010 and 2009, respectively	(107,899)	(108,724)
Additional paid-in capital	386,395	379,921
Accumulated other comprehensive income	4,246	1,645
Retained earnings (accumulated deficit)	12,959	(22,474)
Total stockholders’ equity	295,728	250,395
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$439,195	$391,128

ARTHROCARE CORPORATION

Statement of Operations

(in thousands except per share data)

	Quarters Ended December 31,			Years Ended December 31,
	2010	2009	Variance	2010	2009	Variance

Revenues:
Product sales	$87,609	$84,759	$2,850	$338,757	$308,493	$30,264
Royalties, fees and other	5,024	6,169	(1,145)	16,622	15,624	998
Total revenues	92,633	90,928	1,705	355,379	324,117	31,262

Cost of product sales	27,182	24,413	2,769	110,751	90,940	19,811

Gross profit	65,451	66,515	(1,064)	244,628	233,177	11,451

Operating expenses:
Research and development	9,309	8,786	523	35,846	35,203	643
Sales and marketing	27,954	29,323	(1,369)	107,852	114,539	(6,687)
General and administrative	11,155	9,978	1,177	38,491	46,034	(7,543)
Amortization of intangible assets	1,305	1,308	(3)	5,237	5,309	(72)
Reimbursement services	22	41	(19)	92	353	(261)
Investigation and restatement-related costs	952	6,363	(5,411)	2,840	31,686	(28,846)
Total operating expenses	50,697	55,799	(5,102)	190,358	233,124	(42,766)

Income from operations	14,754	10,716	4,038	54,270	53	54,217
Other income, net	(102)	78	(180)	216	312	(96)
Interest expense and bank fees	(165)	(184)	19	(769)	(3,757)	2,988
Foreign exchange gain (loss), net	(599)	2,814	(3,413)	(3,311)	1,233	(4,544)
Interest and other income (expense), net	(866)	2,708	(3,574)	(3,864)	(2,212)	(1,652)
Income (loss) from continuing operations before income taxes	13,888	13,424	464	50,406	(2,159)	52,565

Income tax provision	2,904	5,550	(2,646)	12,888	3,137	9,751

Net income (loss) from continuing operations	10,984	7,874	3,110	37,518	(5,296)	42,814

Loss from discontinued operations, net of taxes	(66)	(28)	(38)	(434)	(481)	47

Net income (loss)	10,918	7,846	3,072	37,084	(5,777)	42,861
Accrued dividend, beneficial conversion feature and accretion charges on Series A 3% Convertible Preferred Stock	(830)	(793)	(37)	(3,264)	(28,045)	24,781

Net income (loss) applicable to common stockholders	$10,088	$7,053	$3,073	$33,820	$(33,822)	$67,642

Weighted-average shares outstanding:
Basic	27,059	26,857		27,006	26,803
Diluted	27,446	27,024		27,348	26,803

Earnings (loss) per share from continuing operations applicable to common stockholders:
Basic	$0.31	$0.22		$1.04	$(1.24)
Diluted	$0.30	$0.22		$1.03	$(1.24)
Earnings (loss) per share applicable to common stockholders:
Basic	$0.31	$0.22		$1.03	$(1.26)
Diluted	$0.30	$0.21		$1.02	$(1.26)

ARTHROCARE CORPORATION

Supplemental Schedule of Product Sales

(in thousands)

	Quarter Ended December 31, 2010			Quarter Ended December 31, 2009
	Americas	International	Total Product Sales	Americas	International	Total Product Sales
Sports Medicine	$38,738	$21,108	$59,846	$40,409	$18,666	$59,075
ENT	20,029	4,325	24,354	17,493	4,021	21,514
Other	1,006	2,403	3,409	1,931	2,239	4,170
Total Product Sales	$59,773	$27,836	$87,609	$59,833	$24,926	$84,759

	Year Ended December 31, 2010			Year Ended December 31, 2009
	Americas	International	Total Product Sales	Americas	International	Total Product Sales
Sports Medicine	$160,859	$71,120	$231,979	$147,169	$62,533	$209,702
ENT	79,019	15,270	94,289	72,375	13,299	85,674
Other	4,122	8,367	12,489	5,231	7,886	13,117
Total Product Sales	$244,000	$94,757	$338,757	$224,775	$83,718	$308,493